Q2_IM_CONF_CALL
Operator, Male Speakers 1, 5

Operator:
Ladies and gentlemen, thank you for standing by.  Welcome to Image Metrics inaugural quarterly investor call.  Joining the presentation, all participants will be in a listen only mode.  Afterwards, we will conduct a question and answer session.  At that time, if you have a question, please press the one, followed by the four, on your telephone.  If at any time during the conference you need to reach an operator, please press star zero.  I would now like to turn the conference over to Jim Leahy.  Please go ahead.

Jim Lee:
Thank you, Operator.  Good morning and welcome to Image Metrics’ first ever quarterly conference call.  Before we start, let me remind you of the safe harbor statement in today’s press release and the safe harbor language relating to today’s call.

Our call today contains forward lookings statements concerning the outlook for Image Metrics and future business conditions.  These statements are based on currently available information and involve certain risks and uncertainties.  The company’s actual results may differ materially from those anticipated in the forward looking statements, depending on the factors described under the risk factors section in our Form 8KA, filed with the SEC in April 2010 and in our more recent SEC filings.  The forward looking statements made on this call and webcast, the archive version of the – of the webcast and in any transcripts of this call are only made as of this date, May 24, 2010.

The company’s forecasts are dynamic and subject to change.  Therefore, this forecast speaks as – only as of the date of this conference call and webcast.  Image Metrics assumes no obligation to update the information contained in today’s call.

I would now like to turn – turn the call over to Michael Starkenburg, CEO of Image Metrics. Michael?

Michael Starkenburg:
Thanks, Jim.  Good morning everyone in the US, anyway.  Good afternoon if you’re Europe.  I appreciate anyone joining the call, the first of what we expect will be regular calls, and this is the – effectively, we’re here to update people on our performance in Q2 of 2010.  But also, since this is the first one, we are gonna do a few other things and really appreciate the interest.

We are excited about the progress the last couple of quarters, and we are gonna briefly go through that.  I have Ron Ryder, our CFO, here with me today, who’s gonna take you through the end the numbers and color on that.  But before we do that, I would like to give you a little bit of a brief on the company and how we got to where we are today, briefly touch on the technology itself and why our solution is better, just to give you an intro to why we’re here and what we’re doing and highlight a couple of things about both near term and long term goals to give you something to think about, so both the quarter, then, and also just a little bit on the company.

www.gmrtranscription.com

Q2_IM_CONF_CALL
Operator, Male Speakers 1, 5

So I’ll start with just where we came from.  Image Metrics has been around since 2000.  We are largely a technology company and our core technology was based on computer vision that came out of University of Manchester.  And it’s been used in a bunch of different applications, but we have focused largely on the animation stakes, on the specific things we can do about taking a facial performance of the human and extracting it from a video and making it available on any digital character.

We’ve invested $14 million in the development of this technology.  We have had many, many man years of this, and we’re now in a place where we’re taking that technology to market.  Our team is based in Santa Monica, largely especially the customer facing team, trying to get them close to the customers, and the production team, and then we still have a group of people who are the guys who do the crazy math in Manchester.

And we’ve been really focused on the last couple of years in commercializing technology that has been built in that first big chunk of time.  We focused largely on video games and films, and we really focus on bringing a level of efficiency to people who are trying to do storytelling, who are – who are trying to create characters that people really can relate to.  And the face – facial animation has always been a very, very difficult part of that for people making films or people making games.

So we have, I think, in the last few years started to prove that we have a method to do this that makes it really just easier, more efficient and so on.  So we’ve gained recognition this last year in a bunch of high profile, triple-A games and interesting films.  We were in The Curious Case of Benjamin Button, which is where Brad Pitt drove a photo real character for most of the movie.  For the first third of the movie, he was – he was not – he was a CG character.  And that was – our technology was a big part of that.

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Q2_IM_CONF_CALL
Operator, Male Speakers 1, 5

And then, a game that just released last week that seems to be doing very well, Red Dead Redemption, which is a epic western video game, and also a bunch of games from last year that were very highly recognized.  So Grand Theft Auto IV and both of the downloadable follow ons, The Lost and Damned and The Ballad of Gay Tony, and then Assassins’ Creed II and then also we’ve been doing music videos like The Black Eyed Peas - Boom Boom Pow video, which won a Grammy.

And this is all a, I think, a sign, the fact that we are in these kinds of things, these market leading types of storytelling events, really, just shows that the technology works and that we’re – we’ve got the right position for the market and that we’ve got the right people.  So in the last couple of years, a lot of what we’ve been doing is building out a sales force.  We brought in new management, the sales management, Brian Waddle came to us from Havoc.  And we brought in a series of imagery experts.

The sales team are people who are from these industries and know these people.  And when you look at why we’re able to get penetration and get people to listen to our story, it has a lot to do with our sales force having relationships and understanding the problem that we’re actually solving.  And that’s all new for us, and it is directly related to why we’ve been able to expand our customer list in the last year.

We’ve – we have always had very solid publisher customers.  We’ve – we’ve had a long relationship with Take Two Interactive and Rock Star.  They’re – they’re very well respected studios.  And then, this last year, we’ve added Activision Blizzard, Electronic Arts, Bethesda, and just basically everybody who’s doing the games that people care about we are now really working with.  And many of these people we now have multiple ongoing relationships with multiple projects.

So our focus now is to just continue executing at that, deepening these relationships.  We have an order pipeline, which has more than doubled.  It’s over $20 million now.  And the pipeline is – there’s quite a bit of it that’s very deep.  We – we are engaged in tests, in dozens, really, of tests with leading developers, studios publishers.  And in a test, we get people’s video.  We get their performances.  We get their character heads, their avatars, and we do a little bit of animation.

www.gmrtranscription.com

Q2_IM_CONF_CALL
Operator, Male Speakers 1, 5

And it – what it proves to them is that the technology works.  It’s fast.  It’s easy.  It integrates right into the way they work.  And it has been very helpful for us in speeding the – the adoption of the product.  So the – beyond the pipeline itself, we also are trying to expand our reach into the market, so we have traditionally been very – I don’t wanna say self-centered, but we have been organic growing the way we go out and directly sell.

We now have a series of partnerships that we think will – they both broaden our reach in the market and also help – well, a whole group of people, a whole ecosystem of people who help get the story out.  So we’ve – we’ve started doing partnerships.  We’ve done partnerships with people like the localization Bender Stable and the Motion Capture company, Extent, and we are actively talking to literally dozens more.

So we’re growing.  We feel like we’ve found a way to talk to the market.  We’ve found a direct selling process that works and we’re starting to put partnerships together.  And a lot of that is because of this – this management team and board that we’ve put together that are steering the company now for the last year, year and a half.

And I wanna just review them because they’re new and it’s a caliber of management that’s not – that’s not always seen in companies this size.  So obviously, myself, and I’ve got a long background in technology development and in – in helping small businesses grow.  I was early at AOL and I’ve done a series of – I’ve done option series of small public companies.

But also, we brought, like I said, Brian Waddle on who had – had run the sales and marketing for Havoc, which is a well known physics company that was bought by Intel.  We’ve got my friend, Ron Ryder who’s here with me today, who, is a CPA, was at Ernst and Young for a long time and actually an entrepreneurial CFO of a couple of different post production companies, including one that was a part of Virgin Group that was sold then to Ascent Media.  And then, our founding CTO, Kevin Walker, who is the inventor of the technology and – and frankly, a genius, who’s – who really continues to evolve what we can do with this stuff.

On the board, we have – we’ve had to reconstitute the board as part of going – doing public offering and creating the company with this structure.  We have Dave Rolston who’s the chairman, who has been with us for a while, who’s actually a pioneer in the graphics business.  He was at all the companies that made graphics happen.  He was at – he was early at SGI.  He was at Multi Gen.  He was with ATI when they sold to AMD, and then, he became entrepreneurial himself and ran a software company called Fortera that was in the virtual world space, which is very relevant to us and currently runs a company called Sideboard, which does HC audio.  So a great set – a great background and a personal mentor to me.

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Q2_IM_CONF_CALL
Operator, Male Speakers 1, 5

We added a – another guy who has a whole bunch of experience down at Peter Norris, who is the new chairman of the Virgin Group.  He sort of took over for Branson in November, and he has a banking background but also an entrepreneurial background, founded his own bank, called New Boathouse and then ended up selling that to a group called Quayle Monroe and then running that whole group.

So also, I’m on the board, obviously, and then – and then, we have one other board member, Ranjeet Bhatia, who is the leading managing director of Saffron Hill Ventures who has been a huge support of the company.  He’s been one of the original investors, one of the first – I think the first institutional investor or one of the first institutional investors, and still supporting the company all the way through this last transaction we did today.

So that management team and board are supported by a set of advisors, who are equally interesting and helpful and experienced.  We have – there are four people so far that we’ve actually brought onto the board, and we imagine having a few more.  The first if Jeff Heat, who’s been, literally been an advisor to the company longer than I’ve been here.  He was instrumental in bringing gaming companies into the UK as that started out, including Activision and a couple of others.  And then, he went on to run NCSoft in Europe, which is a virtual worlds company.  So he’s very connected in the gaming space in general and specifically in Europe and a – and a real good banker and helpful strategist.

Michelle Kripolani from AutoDesk who ran the business development group and had a lot to do with M & A Strategies and has gone on – left AutoDesk and has gone on to do a gaming – a gaming developer company of his own, so now, both entrepreneurial and really knows the market.  And Joe Abrams, who has – who has been with us for several months and helped us – guide us through the process of becoming public.  He has a long history of those kinds of transactions and he was the chairman of Software Toolworks and now Tune Boom, which are both software companies in related spaces that work in animation.

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Q2_IM_CONF_CALL
Operator, Male Speakers 1, 5

So these guys are deep industry expertise in industries that are very close to us and the management team leans – leans on them for support both sort of strategically, where do we go, and in introducing us to different people.  So just summing that up, we’ve got a company that is – we were putting together an infrastructure here that – that we think will support a lot of growth.

The reason that we think we’re gonna get this growth, the reason we think we need this infrastructure is that our technology is fundamentally different than anything else that’s out there right now.  We feel very differentiated and we feel like there’s a lot more we can do.

The business is based on just proprietary computer vision IT that was developed – I think we said there’s 60 man years of work into it so far.  We’ve got a patent process that we’ve filed a number of patents.  We’ve got one grant in and a few very close – we have a whole stack of trade secrets that are sort of protected with great vigor.  Some of them are purposely not filed as patents just as a strategy, and we’re gonna keep going on that.  I have – I have some significant IT background, as does Kevin.

And our – we think the technology is – is something that can be protected and that can in an ongoing way expand.  Basic tech is serious mathematical software algorithyms that can look at a 2D image, a frame in a video, and can extract and estimate of what the 3D image is.  So if you look at a face in a video, not just – not just the color of it but an actual 3D shape of it, we ended up where we can grab the shape out of sequential frames so that you’re getting change from frame to frame.  And if you think about it, a video is just 30 pictures a second.

So we are – the biggest piece of tech that we’re – that we rely on is this ability to look across a video and pull that movement out and represent it in a way that can be used later to target characters.  This is just a completely different way of approaching the problem.

If you don’t – largely what we see in the market when we go to sell is we see people who are doing it one of two ways.  Everybody – everybody wants to solve this problem.  There is a – it is very difficult to find a way to tell a compelling story without putting the characters face in it.  And in fact, you’ve seen just because the problem is so hard, you’ve had this pattern of people, especially in the video game business, putting a mask on a character or shooting the camera in such a way that you won’t see the fact.  And we’ve gotten away with that as an industry for a long time.

www.gmrtranscription.com

Q2_IM_CONF_CALL
Operator, Male Speakers 1, 5

And that’s just changing.  People – the customer is getting more sophisticated and the – the storytelling is becoming a bigger part of the game.  So as people have been doing facial, they have been doing it either by hand, meaning an animator sits there and moves every little piece of the face 30 times a second, which is just – just painstaking.

I – I – we have a bunch of animators here and we work with animators, and I have a lot of respect for what these guys do.  I can’t – I mean they are – they are – they are artists.  They can’t – I can’t – I can’t figure out what the right amount of movement for one-thirtieth of a second is.  But these – but these artists, it is – even for great artists, it is time consuming, and great artists are hard to find and expensive and hard to – hard to keep a group of those guys.  So a lot of times what we’re – what we’re replacing is this hand animation process that’s just very people insensitive and time consuming.

The other thing that we sometimes see is motion capture, which many people are familiar with the body version of that where people put on a suit with dots on it and get in front of some special cameras, and the cameras can capture their – their movement.  People have tried many different ways to make motion capture effective for the face.  It’s very effective for the body.  In fact, I would say it’s probably industry standard now that the way that you collect body movement is through a – a motion captured base.  You can put someone in a suit and gather their movement and you get a very good result.

But that technology has not transferred particularly well to the face.  It – it’s – the dots are too far apart and they don’t capture key areas like the mouth and the eyes.  And it isn’t just – it’s isn’t just a – a current technology limitation.  It’s a limitation of that entire approach.  And so, we’re – we’re different.

Our software extracts that performance and makes it available to an animator, works with an animator and it gives them more efficiency.  They basically start with something that they – that they can move faster with.  So they end up being much more efficient, less – less animator time for the same result, for the same quality result, same kinda result.  We can do this at all sorts of different qualities for the films, games.

www.gmrtranscription.com

Q2_IM_CONF_CALL
Operator, Male Speakers 1, 5

And besides just the quality and effectiveness, we also do it faster, right, because of the technologies involved.  And we get a lot of consistency because every animator is starting with the same performance.  So we feel like we’re – we’re significantly differentiated.  We – we don’t see a lot – I mean, technology is always a race and other people will find ways to do things, but right now we feel like we have a significant lead.  And we wanna really mine that.  So this is how we’ve really structured the company.

So that’s a little bit about where we came from, a little bit about what the technology does, how we – how we think it’s differentiated.  What do we do with that?  Where do we take this company both in the short term and in the long term?

Well, the biggest thing is game developers – and really, any storyteller, they have to deliver better products at a cost effective way.  Right?  The industry is facing an interesting problem where they’re getting – the consumers are getting more sophisticated.  Everyone’s seen Avatar and they all think that that’s easy, and it’s not.  Right?

And at the same time, the technology’s getting better.  Right?  The Xbox360 is an amazing piece of technology.  But the games aren’t getting more expensive.  If anything, there’s price pressure on that business.  Right?  You pay 50 bucks for a game, but there are some people who wanna buy it used or some people wanna download it.  And all of that is price pressure, so it’s getting harder to make them.  The price pressure’s there.  Our technology and many technologies like this are ways that they can retain their margins.  Right?  They need to be able to be more effective.  So that’s – that’s what we’re focused on for the next big chunk of time.

So what does that mean for us?  Right now, we are laser focused on execution.  And I think that’s part of how we get to numbers like what we’re gonna release today.  We say our current business, our current services business, is highly leveraged.  It is – it is growing and it is proving the model.  And we wanna continue doing that, so really, just these next 12 months really continuing the kinda growth we’re seeing now and doing what we can to just make this business – to scale this business.  That’s really where this management team is focused.  The lion share of our time is spent on that problem.

www.gmrtranscription.com

Q2_IM_CONF_CALL
Operator, Male Speakers 1, 5

But there’s a bunch of other things that we’re gonna start doing in parallel with that.  We have launched software recently.  We call it Faceware.  It’s the software we’ve been using internally for years.  It works.  It’s solid.  We packaged it to hand it out to customers so that they could use it internally, which – which basically allows them more creative control and it makes it – everybody more efficient.  It makes my business more scalable and my margins higher.

So we’ve actually launched this in 2008 for the film business and had them use it, which was like a beta for us.  And now we just launched it in 2010 for the games business, and it was about two months ago.  And our launch customer for that Bungee who’s the producer of the iconic game, Halo, is actually working with it now to put it into their next – their next product.

Faceware is an example of both opening up market of people who did not wanna use it for the service and also improving our margins and our scalability of our business.  And we wanna see – we’re seeing our first revenues from that in this quarter and we wanna see more of that.  We wanna transition this business to as much of the market will allow us to, a software service model.  It – it’s work we have to do, so that’s – so focusing on the service business and then, expanding into the software business is sort of the immediate – immediate thing we need to do.

As we look a little further out, outside of the games and film business that have been our home, we also have more growth possibilities in two new markets that are available to us.  One is TV animation.  We’ve done some tests in it.  We’ve done a few projects that have been learning experiences.  But TV animation is huge.  It’s – it’s a – it’s a – you can imagine there’s lots of TV shows out there and it’s a different level of quality and a different channel than what we’ve done.  So we need to explore that.

And as we – as we solidify our growth in games and film move that way, the other area I’m really excited about is the real time online applications.  Consumers are interacting online in massive numbers.  And they are largely doing it by typing to each other in chats, but they’re more and more doing it in virtual worlds where they can move the characters around and do different kinds of behaviors and they’re doing it with their voice as people start using chat systems with their voice.  And I think there’s an opportunity for us to enhance that with facial movements, and that could also be a really large market.

www.gmrtranscription.com

Q2_IM_CONF_CALL
Operator, Male Speakers 1, 5

And finally, if we think out past – past that or parallel with that, one of the nice things about being a public company is that we have this opportunity to – to acquire.  And we have already seen a large number of – of technology companies, maybe even some services companies that are in our target markets that we could use to grow the business in addition to our organic growth.  So if you think about it, we’ve built a channel, and some of this growth that we’re talking about today is starting to prove that this channel works into a market of film and video game producers that’s hard to get into.

And those people have a problem that we are solving with the facial movement stuff with our core technology.  But there are other technologies that we could use that are very close to what we’re doing right now that would be useful to our customers.  And we are actively talking to people about how we could find things that our customers find valuable, would increase our average order size, would tie us more closely to our customer, and would leverage this channel we’ve built.  And we think that we could do some of these with – in a very creative way using this new currency we have. So that's kind of where we're going in the short to medium terms.  We will welcome questions about this.  I want to give you a quick overview of that.

I think now what I want to do is turn this call over to Ron Rider, who's our Chief Financial Officer.  And he's got the specifics about the financials for you guys; so, Ron.

Ron Ryder:
Thank you, Michael; good morning, good afternoon.  Just want to take you through a quick update on numbers.  In front of you, you should have the attached income statement and balance sheet to follow along.

The second quarter revenue is $1.6 million, representing significant growth over the same quarter year, which was about $200,000.  Most of which is concentrated in our existing customers.

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Q2_IM_CONF_CALL
Operator, Male Speakers 1, 5

We put a significant amount of energy into growing our sales team and driving expansion in our customer base.  And we have quite a few new projects that are in the early test stage, and also should be driving some growth in the third quarter.

First half was about $4 million, representing our entire sales for all of last year, so that's significantly good news from a revenue growth standpoint.

Gross profit, we were able to hold about 50 percent of the revenue at the gross profit line, which represents about 47.6 percent of gross profit margins.

The production efficiencies were the primary reason why we were able to maintain that level of gross profit margin.  That is comparable to about 16 percent for the period last year, and that is mostly due to the scale of the business because we're getting bigger.

And also the efficiency in our technology, we're always having little tweaks and little improvements that we hope to continue in the upcoming year.

Operating expenses rose about $2.5 million, a reasonable chunk of that was related to the deal related costs or going public in the last quarter, about $600,000 of the P&L.

For the first half it was about $1.4 million with a little bit of incremental piece that was taken to balance sheets as capitalized deal costs.  We've also made significant investment in the sales and marketing, including a true presence this year at GDC, the conference up in San Francisco which is sort of the Super Bowl of the gaming industry from an opportunity standpoint.

Currently, we have a very active level of testing.  And testing is a key indicator of the amount of projects that are coming through our pipeline that have a reasonably good opportunity to convert to sales or backlog.

We're very pleased with the outcome of GDC, which was in March this year.  We're very active in tests.  We have dozens of tests with leading developers going on currently.

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Q2_IM_CONF_CALL
Operator, Male Speakers 1, 5

Operating earnings loss improved $1.8 million from quarter, compared to the $2.2 million lost a year ago; with a total nets loss of $2.8 million for the quarter, or $0.22 per share.

Comparably the net loss of $2.5 million contained period last year, and a $0.21 per share lost last year.

From earnings per share standpoint, it's better to think our shares outstanding as $25 million common and preferred stock, which most of our preferred stock will be converted.

We ended the quarter with $1.8 million in cash, representing about $400,000 in restricted cash and $1.4 million of operating cash.

And finally, with respect to outlook for the remainder of the year, we'd like to make a couple observations.  We don't meaningfully show, we're not meaningfully thinking about software as a component of our Q3 revenue, or Q4 revenue; but we expect that there might be something coming in from that.

We also don't expect to enter the TV or online markets until next year; both of those are very hopeful opportunities for us.  We expect Q3 revenue to fall below Q2 revenue, but we definitely think, again, it will be exceeding what we're doing in Q3 of last year.

Currently at the Q2 end, we had orders in backlog of approximately $2.9 million.  We expect to convert a large portion of that into revenue in the current period, but of course that the can flip into the next year.

The second half of the year, we'll see in the first half of the year, that it should be well ahead what we were doing in the second half of last year.  Our pipeline and confidence we have in our ability.

 Currently our focus on the sales team is to continue to educate developers our full service offering, which this year it has I guess components of face ware software, which we launched at GDC and our traditional full service line of business, which accounts currently for most of our revenues.

We are also getting better, I think, at converting opportunities into actual backlog and revenue.  There's been a process for our sales team to learn how to make that a little bit more efficient, but we do have a rather pipe line, that you see expressed in the press release itself and the text, that we're very hopeful it will generate good revenues for us in the future.

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Q2_IM_CONF_CALL
Operator, Male Speakers 1, 5

We also expect a gross margin to be improving in the upcoming quarters, not in Q3, but certainly in Q4 we have some exciting new technology advancements that will help us in our internal process to take a little bit of the man hours out of what we're currently doing, and also enhance the efficiency of all the work that we do on the products as well.

So that is a quick overview of our financial position during the quarter and a look ahead.  I'd like to just sort of open this up now for questions.

Operator?

Operator:
If you'd like to register for a question, please press the one followed by four on your telephone.  If your question has been answered, and you'd like to withdraw your registration, please press the one followed by a three.

If you're using a speakerphone, please lift your hand set before entering your request.  To register for a question, please press the one followed by the four on your telephone.

Our first question comes from Stephen Stein from Joseph Gunnar & Company, please go ahead.

Stephen Stein:
Thank you operator and good morning all.  Mike, great news and great report and I believe you've been with your management team or at least a portion of management team on board for approximately two years once the decision was made, software was appropriate for commercialization.

Within those couple of years, my sense is you've had an opportunity to be through a sales cycle at least once or twice and since the pipeline and the ability to execute on a pipeline is really meaningful, I'm wondering if you've got any history now a couple of years on how the sales cycle has been trending?

Mike Starkenburg:
Yeah, I came on about two and change years.  Brain Waddle, who runs the sales force, came on in October 2008.  The sales force itself was built up between October 2008 and March 2009.  The sales force has only been in place about a year, but we did get a lot of descent traction quickly with those guys, largely because of where they came from and their ability to reach out to people.

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Q2_IM_CONF_CALL
Operator, Male Speakers 1, 5

First of all, we tracked the pipeline with ranking, we track every opportunity, there is a lot of publicly information about our gains.  We have been trying to figure out, as we get more opportunities, what our sales process is gonna look like.

The first sale actually has been a relatively large sales cycle because we're evangalizing.  We're going to people and saying this is how it is, this is what we want you to do.  And we're somewhat asking people to make a change in the way they behave.

That has been something we were working through.  It turns out now, after we've been able to do second sales.  Sometimes people come in and it's the same game.  They'll come in, they'll buy a little bit.  They don't have to buy the whole game up front.  They can choose to do a small amount of the game and then see how it works.

We've had several examples of people come in and do that and buy more for the same game.  That kind of repeat business, that didn't really tell you much about what the second game is gonna do.

That first sale tends to be smaller and take longer.  We now have several examples of a real second sale, not just I tried and I came back and I did more.  My next studio or my next game.  Then the repeat business, the sales cycle's much shorter.

The deals, I think, are larger.  I think what's happening is people are getting the technology or the service into their pipelines, and we prove that we're significantly better and then there's no reason for them to change.

So those the things we learned so far.  One of the things we try to do is get the attention as early as we can.  It is cheap for us to do it and it gives us a reason to talk to customers.  Learning how to communicate, those kinds of things with customers are pretty important.

Our plan is to make that sales force more effective over time through a combination of learning how to communicate to the customer, to basic awareness of people knowing what we do and who we are, and also there's this whole thing of repeat business.

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Operator, Male Speakers 1, 5

Hopefully that answers your question.

Stephen Stein:
It does, so based on your analysis of the sales cycle, which you now have had the opportunity to see in a repeat mode, you've got comfort level that you'll be able to take a chunk out of that pipeline, which is quite impressive here in the early stage of commercialization of the product.

Mike Starkenburg:	Yeah, I mean the pipeline number is continued to grow. We were there at the right time. In the spring, we have GDC, which is the big show and the pipeline comes up. There is a return because of that.

I think our ability to revert out of that pipeline is going to go up; right?  And we're actively working.  Really I think about having Brian Waddle is this guy has seen a lot of different types of business cycles.

Stephen Stein:	Thank you.

Operator:	To register for a question, please press the one followed by the four on your telephone. Our next question comes from Joel DeMaris from Matrix Partners Incorporated; please proceed.

Joel Dumaresa:	Hi there, gentlemen. Ron, you mentioned that other projects in early test phase for work can conceivably be applied to revenue in the third quarter.

Can you give us a little bit more detail on the types of projects and perhaps how much project revenue would be in pipeline for that?

Ron Ryder:
Unfortunately, most of the specific projects names are under Nondisclosure agreements.  I'm barred from sharing any specific names, but we have approximately $3 million in tests that are actually on the floor right now that are going through.  And usually there's a pretty strong correlation.

Our close rates are somewhat dependent on the moment in time.  If our floor is particularly busy, we're a little more selective about which tests that we have on the floor, so obviously we have a little bit higher rate of close.  When we're not busy, we're a little bit more liberal about the tests that we have on.

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Operator, Male Speakers 1, 5

So our close percentage relating to the $3 million that's in test right now is a little bit tough to call.  However, we have in addition to that chunk of work we probably have another $3 million in promise tests, where we're interested in having clients send in their work to us.

These are the outgrowth of many of the conversations that we have at GDC.  Clients can come and say, "Hey, we like your technology, we're impressed with what you've done over there and we'd like to have a test."  But they haven't specifically given us assets yet.

Mike Starkenburg:	When we're doing shipping, we're going to send these assets and work on them.

Ron Ryder:	Absolutely.

Ron Ryder:	I'm sorry I couldn't give you more specifics, but I hope that answers your question.

Joel Dumaresa:	Maybe you could give me an idea of what any outward test would average. When you say $3 million, are you talking 30 counts, are you talking ten counts?

Ron Ryder:
The composition of the $3 million is a slathering of about eight different tests that we have going on that are significant.  There's sort of a distribution.  We have eight that are significant in size, and then we have another remainder that are smaller.

Mike Starkenburg:
That actually follows our business in general.  There's big games, they're massive, they're huge sprawling stories that are worth hundreds of thousands of millions of dollars to us.  And then there are smaller games that are like a racing game probably doesn't have a lot of space in it, so it's worth less to us.  It's still hundreds of thousands and dollars.  And then there's little trials, people come in for a little taste.

It's hard to say without sort of disclosing specific numbers, I think there's usually a few of each of those in the testing at any given time.

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Operator, Male Speakers 1, 5

Joel Demaris:	And do you conversion rate increasing? Has it been increasing over the last couple of quarters?

Mike Starkenburg:
We are early in it.  They've only been working for a year.  The sales cycle that I'm afraid to try and draw conclusions from what I have right now.  The conversion rate has been very, very strong.  We don't want to go over conversion rates right now because they're so good and we don't know where they're gonna go.  Ask again later.

Joel Demaris:	Great, thanks.

Operator:	Okay, there are no further questions at this time.

Ron ryder:	Okay.

Mike Starkenburg:
We appreciate your interest.  We are very excited about being here.  We love our jobs.  We love the team together.  We're very happy with the response.  Our focus is just to grow.  The fact that it's working and they're staying and buying more, really feels good.

the next couple of quarters. we continue to carry an infrastructure more than the company needs, but we see it as investments and we can see what they're doing.  The sales force gets its growth, the develpment team is opening new markets, too.

We made a conscious decision to continue.  And we will be, we trust that our investors understand what we need.  That we're supporting a far larger than this in the future.  I'm looking forward to growth beyond the organic and the small acquisitions.

We appreciate the investor interest.  We're trying to be very active in investor relations.  We're already trying to get our name out there.  We're a newly public company with a unique offering.  We're trying to get on the radar with the right kind of investors.

We welcome any kind of interest in the shareholders.  We have a firm, Jaffoni and Collins; we welcome you to contact Jim Lee, 212-835-8500.  If you have any questions, he can get you information from management.

But we do thank you for your interest, and we will be back for Q3.

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Operator, Male Speakers 1, 5

Operator:	Ladies and gentlemen, this concludes the conference call for today. Thank you for your participation. We ask that you disconnect the line.

[End of audio]

Duration: 48 minutes

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